Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: November 5, 2018

Investor Relations	Media Relations
CONTACT: Kelly Boyer	CONTACT: Lori Lecker
PHONE: 412-248-8287	PHONE: 412-248-8224
Kennametal Announces Strong Fiscal 2019 First Quarter Results
Earnings per diluted share (EPS) of $0.68; adjusted EPS of $0.70
Sales of $587 million grew 8 percent, organic growth of 10 percent
Price realization outpaced raw material cost inflation
Reaffirms fiscal 2019 adjusted EPS outlook of $2.90 - $3.20 per share
PITTSBURGH, (November 5, 2018) – Kennametal Inc. (NYSE: KMT) (the "Company") today reported results for its fiscal 2019 first quarter ended September 30, 2018, with EPS of $0.68, compared with $0.48 in the prior year quarter, and adjusted EPS of $0.70, compared with $0.55 in the prior year quarter. Reported EPS in the current quarter includes a charge related to U.S. tax reform of $0.01 and restructuring and related charges of $0.01, and for the prior year quarter includes restructuring and related charges of $0.07.

“We delivered strong first quarter results. The continued progress on our strategic initiatives of growth and simplification/modernization, coupled with the ongoing strength of our end markets delivered significant year-over-year improvement in almost all facets of our business,” said President and Chief Executive Officer, Chris Rossi.

"In addition to capitalizing on healthy market conditions, we focused on strategically investing in our simplification/modernization initiative where we can improve our customer service and increase productivity. The team is balancing strong demand while executing our operational improvement strategy. Despite headwinds associated with the strengthening U.S. dollar, we are confident that we are on track to deliver our fiscal 2019 adjusted EPS outlook," said Rossi.

Fiscal 2019 First Quarter Key Developments

Sales were $587 million, compared with $542 million in the prior year quarter. Sales increased by 8 percent, driven by 10 percent organic growth, partially offset by a 2 percent unfavorable currency exchange impact. Sales grew in all segments and regions.

In association with the Company's simplification/modernization initiative, pre-tax restructuring and related charges were $1 million, or $0.01 per share, and incremental pre-tax benefits from simplification/modernization restructuring were approximately $2 million. Annualized run-rate pre-tax savings of approximately $10 million are expected to be achieved in connection with these simplification/modernization restructuring programs.

Operating income was $83 million, or 14.2 percent margin, compared to $52 million, or 9.6 percent margin, in the prior year quarter. Adjusted operating income was $84 million, or 14.4 percent margin, compared to $59 million, or 10.9 percent margin, in the prior year quarter. The increase in adjusted operating income is due primarily to organic sales growth and incremental simplification/modernization benefits, partially offset by higher raw material costs and temporary manufacturing inefficiencies in certain locations in part due to strong market demand coupled with modernization efforts in progress. Price realization continued to outpace raw material cost inflation.

The reported effective tax rate (ETR) was 24.9 percent and the adjusted ETR was 23.6 percent. For the prior year quarter, the reported ETR was 19.5 percent and the adjusted ETR was 18.0 percent. The change in the adjusted ETR compared to the prior year period is primarily due to the effects of not having a valuation allowance recorded on U.S. deferred tax assets in the current period and the reduction in the U.S. federal statutory tax rate, partially offset by the tax on global intangible low-taxed income.

Net cash flow from operating activities was $9 million compared to negative $40 million in the prior year period. Free operating cash flow (FOCF) was negative $33 million compared to negative $62 million in the prior year period. The change in FOCF is driven primarily by increased cash flow from operations before changes in certain other assets and liabilities in addition to changes in working capital, partially offset by greater net capital expenditures.

As previously announced, the Company completed early redemption in July 2018 of its previously outstanding $400 million of 2.650 percent Senior Unsecured Notes due 2019.

Outlook

The Company reaffirms its previous outlook for fiscal year 2019, despite anticipated incremental currency headwinds. The Company expects fiscal 2019 adjusted EPS of $2.90 to $3.20 on organic sales growth of 5 to 8 percent, assuming an adjusted ETR in the range of 22 to 25 percent. With anticipated capital spending of $240 to $260 million, FOCF is expected to be $120 to $140 million.

Segment Results

Industrial segment sales of $321 million increased 8 percent from $297 million year-over-year, reflecting organic sales growth of 10 percent, partially offset by a 2 percent unfavorable currency exchange impact. Operating income was $59 million, or 18.3 percent margin, compared to $32 million, or 10.8 percent margin, in the prior year quarter. Adjusted operating income was $59 million, or 18.3 percent margin, compared to $36 million, or 12.1 percent margin, in the prior year quarter. The increase in adjusted operating income is driven primarily by organic sales growth, favorable mix and incremental modernization and simplification restructuring benefits, partially offset by temporary manufacturing inefficiencies in certain locations in part due to strong market demand coupled with modernization efforts in progress, in addition to higher raw material costs.

Widia sales of $49 million increased 8 percent from $45 million year-over-year, driven by organic sales growth of 11 percent, partially offset by a 3 percent unfavorable currency exchange impact. Operating income was $2 million, or 4.3 percent margin, compared to operating loss of less than $1 million, or 0.7 percent loss margin, in the prior year quarter. Adjusted operating income was $2 million, or 4.4 percent margin, compared to less than $1 million, or 1.1 percent margin, in the prior year quarter. The increase in adjusted operating income is driven primarily by organic sales growth.

Infrastructure sales of $217 million increased 9 percent from $200 million year-over-year, driven by organic sales growth of 10 percent, partially offset by a 1 percent unfavorable currency exchange impact. Operating income was $24 million, or 11.0 percent margin, compared to $20 million, or 10.2 percent margin, in the prior year quarter. Adjusted operating income was $25 million, or 11.4 percent margin, compared to $22 million, or 11.2 percent margin, in the prior year quarter. The increase in adjusted operating income is primarily driven by organic sales growth and favorable mix, partially offset by higher raw material costs.

Dividend Declared

Kennametal also announced that its Board of Directors declared a quarterly cash dividend of $0.20 per share. The dividend is payable on November 28, 2018 to shareholders of record as of the close of business on November 13, 2018.

The Company will discuss its fiscal 2019 first quarter results in a live webcast at 8:00 a.m. Eastern Time, Tuesday, November 6, 2018. The conference call will be broadcast via real-time audio on the Kennametal website at www.kennametal.com. Once on the homepage, select "About Us", “Investor Relations” and then “Events.” A replay of the call will be available on the Company’s website on the Investor Relations/Events page beginning on November 6, 2018 at 10:00 a.m. through December 6, 2018.

This earnings release contains non-GAAP financial measures. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the tables that follow.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, cash flow and capital expenditures for fiscal year 2019 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward-looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: downturns in the business cycle or the economy; our ability to achieve all anticipated benefits of restructuring, simplification and modernization initiatives; risks related to our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; potential for future goodwill and other intangible asset impairment charges; our ability to protect and defend our intellectual property; continuity of information technology infrastructure; competition; our ability to retain our management and employees; demands on management resources; availability and cost of the raw materials we use to manufacture our products; product liability claims; integrating acquisitions and achieving the expected savings and synergies; global or regional catastrophic events; demand for and market acceptance of our products; business divestitures; labor relations; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.

About Kennametal
Celebrating its 80th year as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 10,000 employees are helping customers in more than 60 countries stay competitive. Kennametal generated nearly $2.4 billion in revenues in fiscal 2018. Learn more at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended September 30,
(in thousands, except per share amounts)	2018	2017
Sales	$586,687	$542,454
Cost of goods sold	375,595	360,505
Gross profit	211,092	181,949
Operating expense	123,285	120,592
Restructuring and asset impairment charges	1,075	5,525
Amortization of intangibles	3,580	3,661
Operating income	83,152	52,171
Interest expense	8,097	7,149
Other income, net (1)	(2,761)	(4,218)
Income before income taxes	77,816	49,240
Provision for income taxes	19,392	9,602
Net income	58,424	39,638
Less: Net income attributable to noncontrolling interests	1,725	455
Net income attributable to Kennametal	$56,699	$39,183
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREHOLDERS
Basic earnings per share	$0.69	$0.48
Diluted earnings per share	$0.68	$0.48
Dividends per share	$0.20	$0.20
Basic weighted average shares outstanding	82,105	81,071
Diluted weighted average shares outstanding	83,194	82,123
(1) Includes income of $3.6 million and $4.3 million for the three months ended September 30, 2018 and 2017, respectively, of combined effects of net periodic pension income and postretirement benefit cost (other than the service cost component) as a result of the adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. The prior period was restated to reflect the retrospective adoption of the standard.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	September 30, 2018	June 30, 2018
ASSETS
Cash and cash equivalents	$102,084	$556,153
Accounts receivable, net	386,685	401,290
Inventories	569,252	525,466
Other current assets	63,461	63,257
Total current assets	1,121,482	1,546,166
Property, plant and equipment, net	834,351	824,213
Goodwill and other intangible assets, net	473,321	478,270
Other assets	83,050	77,088
Total assets	$2,512,204	$2,925,737
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$756	$400,200
Accounts payable	220,887	221,903
Other current liabilities	217,528	264,428
Total current liabilities	439,171	886,531
Long-term debt and capital leases	591,303	591,505
Other liabilities	217,621	217,374
Total liabilities	1,248,095	1,695,410
KENNAMETAL SHAREHOLDERS’ EQUITY	1,227,614	1,194,325
NONCONTROLLING INTERESTS	36,495	36,002
Total liabilities and equity	$2,512,204	$2,925,737

SEGMENT DATA (UNAUDITED)	Three Months Ended September 30,
(in thousands)	2018	2017
Outside Sales:
Industrial	$320,559	$297,464
Widia	48,672	45,243
Infrastructure	217,456	199,747
Total sales	$586,687	$542,454
Sales By Geographic Region:
Americas	$289,129	$262,390
EMEA	171,508	166,553
Asia Pacific	126,050	113,511
Total sales	$586,687	$542,454
Operating Income (Loss) (2):
Industrial	$58,542	$32,039
Widia	2,093	(320)
Infrastructure	23,860	20,390
Corporate (3)	(1,343)	62
Total operating income	$83,152	$52,171
(2) Amounts for the three months ended September 30, 2017 were restated to reflect retrospective application for adoption of ASU No. 2017-07, "Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost" on July 1, 2018. Operating income was affected by the restatement of the prior year period in the following manner: Industrial lower $2.8 million; Widia lower $0.4 million, Infrastructure lower $1.7 million and Corporate lower expense of $0.6 million.
(3) Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including: operating income and margin; ETR; net income attributable to Kennametal shareholders; diluted EPS; Industrial operating income and margin; Widia operating income and margin; Infrastructure operating income and margin; FOCF; and consolidated and segment organic sales growth (all of which are non-GAAP financial measures), to the most directly comparable GAAP financial measures. Adjustments for the three months ended September 30, 2018 include: (1) restructuring and related charges and (2) effect of tax reform. Adjustments for the three months ended September 30, 2017 include restructuring and related charges. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the Company. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures used by management may not be comparable to non-GAAP financial measures used by other companies. Reconciliations and descriptions of all non-GAAP financial measures are set forth in the disclosures below.
Reconciliations to the most directly comparable GAAP financial measures for the following forward-looking non-GAAP financial measures for full fiscal year of 2019 have not been provided, including but not limited to: adjusted EPS, adjusted ETR, organic sales growth and FOCF. The most comparable GAAP financial measures are earnings per share, ETR, sales growth and net cash flow from operating activities, respectively. Because the non-GAAP financial measures on a forward-looking basis are subject to uncertainty and variability as they are dependent on many factors - including, but not limited to, the effect of foreign currency exchange fluctuations, impacts from potential acquisitions or divestitures, gains or losses on the potential sale of businesses or other assets, restructuring costs, asset impairment charges, gains or losses from early extinguishment of debt, the tax impact of the items above and the impact of tax law changes or other tax matters - reconciliations to the most directly comparable forward-looking GAAP financial measures are not available without unreasonable effort.

THREE MONTHS ENDED SEPTEMBER 30, 2018 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(4)	Diluted EPS
Reported results	$586,687	$83,152	24.9%	$56,699	$0.68
Reported margins		14.2%
Restructuring and related charges	—	1,062	—	758	0.01
Effect of tax reform (5)	—	—	(1.3)	1,011	0.01
Adjusted results	$586,687	$84,214	23.6%	$58,468	$0.70
Adjusted margins		14.4%
(4) Attributable to Kennametal
(5) Additional charge recorded to reflect adjustments to the provisional amounts recorded in fiscal 2018 for the application of a measure of the Tax Cuts and Jobs Act of 2017 requiring a one-time transition tax on previously untaxed accumulated earnings and profits of non-U.S. companies (toll tax). The toll tax charge is preliminary and subject to finalization of the 2018 U.S. federal income tax return and applying any additional regulatory guidance issued after September 30, 2018. The estimated toll tax charge is currently $82 million after available foreign tax credits.

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income	Sales	Operating income	Sales	Operating income
Reported results	$320,559	$58,542	$48,672	$2,093	$217,456	$23,860
Reported operating margin		18.3%		4.3%		11.0%
Restructuring and related charges	—	185	—	40	—	837
Adjusted results	$320,559	$58,727	$48,672	$2,133	$217,456	$24,697
Adjusted operating margin		18.3%		4.4%		11.4%

THREE MONTHS ENDED SEPTEMBER 30, 2017 (UNAUDITED)
(in thousands, except percents and per share data)	Sales	Operating income	ETR	Net income(4)	Diluted EPS
Reported results	$542,454	$52,171	19.5%	$39,183	$0.48
Reported margins		9.6%
Restructuring and related charges	—	6,876	(1.5)	6,378	0.07
Adjusted results	$542,454	$59,047	18.0%	$45,561	$0.55
Adjusted margins		10.9%

	Industrial		Widia		Infrastructure
(in thousands, except percents)	Sales	Operating income(2)	Sales	Operating (loss) income(2)	Sales	Operating income(2)
Reported results	$297,464	$32,039	$45,243	$(320)	$199,747	$20,390
Reported operating margin		10.8%		(0.7)%		10.2%
Restructuring and related charges	—	4,023	—	797	—	2,056
Adjusted results	$297,464	$36,062	$45,243	$477	$199,747	$22,446
Adjusted operating margin		12.1%		1.1%		11.2%

Free Operating Cash Flow (FOCF)
FOCF is a non-GAAP financial measure and is defined by the Company as cash provided by operations (which is the most directly comparable GAAP financial measure) less capital expenditures plus proceeds from disposals of fixed assets. Management considers FOCF to be an important indicator of the Company's cash generating capability because it better represents cash generated from operations that can be used for dividends, debt repayment, strategic initiatives (such as acquisitions) and other investing and financing activities.

FREE OPERATING CASH FLOW (UNAUDITED)	Three Months Ended September 30,

(in thousands)	2018	2017
Net cash flow from (used for) operating activities (6)	$9,201	$(39,674)
Purchases of property, plant and equipment (6)	(43,263)	(22,306)
Proceeds from disposals of property, plant and equipment	833	426
Free operating cash flow	$(33,229)	$(61,554)
(6) During the current quarter, the Company revised its statement of cash flow for the three months ended September 30, 2017, resulting in an increase of $20 million to net cash flow used for operating cash flows and a corresponding decrease in investing cash flows. The Company has concluded that the impact of the revision was not material to the previously issued interim financial statements. The revision had no impact on the previously issued annual financial statements nor FOCF in any period.

Organic Sales Growth
Organic sales growth is a non-GAAP financial measure of sales growth (which is the most directly comparable GAAP measure) excluding the impacts of acquisitions, divestitures, business days and foreign currency exchange from year-over-year comparisons. Management believes this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. Management reports organic sales growth at the consolidated and segment levels.

ORGANIC SALES GROWTH (UNAUDITED)
Three Months Ended September 30, 2018	Industrial	Widia	Infrastructure	Total
Organic sales growth	10%	11%	10%	10%
Foreign currency exchange impact (7)	(2)	(3)	(1)	(2)
Sales growth	8%	8%	9%	8%
(7) Foreign currency exchange impact is calculated by dividing the difference between current period sales at prior period foreign exchange rates and prior period sales by prior period sales.